Exhibit 10.36

StarTek, Inc.

2008 Equity Incentive Plan

Deferred Stock Unit Master Agreement

(2012 Quarterly Awards)

This is a Deferred Stock Unit Master Agreement (the “Agreement”), effective as of                             , 2011, between StarTek, Inc., a Delaware corporation (the “Company”), and you,                                                 .  Any capitalized term used but not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

Background

A.  The Company maintains the StarTek, Inc. 2008 Equity Incentive Plan (the “Plan”).  Under the Plan, the Board has the authority to determine Awards and administer the Plan with respect to Awards involving Non-Employee Directors.

B.  The Board has determined that for fiscal year 2012, Non-Employee Directors will receive quarterly equity-based awards under the Plan with an aggregate grant date fair value of $90,000.  These awards will be granted as of the last business day of each quarter, with the grant date fair value of each quarterly award being $22,500.

C.  Each Non-Employee Director was entitled to elect to receive these quarterly equity-based awards in the form of Non-Statutory Stock Options, unrestricted shares of the Company’s common stock, deferred stock units or some combination of the foregoing.

D.  You have elected to receive           % of the grant date fair value of each quarterly equity-based award during 2012 (the “DSU Portion”) in the form of Deferred Stock Units (“DSUs”), each of which represents the right to receive one share of the Company’s common stock.  The number of DSUs that will be subject to each of these quarterly DSU Awards will be determined by dividing the dollar amount of the DSU Portion by the Fair Market Value of a share of the Company’s common stock on the applicable Grant Date.

E.  Each quarterly DSU Award during 2012 will be evidenced by a Grant Notification in the form attached hereto as Exhibit A, and each such Grant Notification when issued by the Company will be incorporated into and made a part of this Agreement.  The terms and conditions of each quarterly DSU Award are set forth in this Agreement, including the applicable Grant Notification, and in the attached Plan document.

Terms and Conditions of Quarterly DSU Awards

1.             Grant.  Subject to Sections 7 and 8 below, on the last business day of each calendar quarter during 2012, you will be granted the number of DSUs specified in the applicable Grant Notification that reflects a Grant Date corresponding to the last business day of that calendar quarter.  Each DSU will represent the right to receive one Share of the Company’s common stock.  The DSUs granted to you will be credited to an account in your name maintained by the Company.  This account shall be unfunded and maintained for book-keeping purposes only, with the DSUs simply representing an unfunded and unsecured obligation of the Company.

2.             Restrictions on Units.  Prior to settlement of the DSUs in accordance with Section 5, the DSUs subject to this Agreement may not be sold, assigned, transferred, exchanged or encumbered other than (i) by will or the laws of descent and distribution, or (ii) by gift to any “family member” (as defined in Section 6(c) of the Plan) of yours.  Any attempted transfer in violation of this Section 2 shall be of no effect.

3.             No Stockholder Rights.  The DSUs subject to this Agreement do not entitle you to any rights of a stockholder of the Company’s common stock.  You will not have any of the rights of a stockholder of the Company in connection with the grant of DSUs subject to this Agreement unless and until Shares are issued to you upon settlement of the Units as provided in Section 5.

4.             Vesting of DSUs.  The DSUs subject to this Agreement are 100% vested as of their respective Grant Dates.

5.             Settlement of Units.  The Company shall cause to be issued and delivered to you, or to your designated beneficiary or estate in the event of your death, one Share in payment and settlement of each DSU subject to this Agreement at the earlier of:

(a)                                 a termination of your Service that constitutes a “separation from service” as such term is defined for purposes of Code Section 409A (or within 90 days thereafter); or

(b)                                 the date, if any, specified in an election you filed with the Company not later than the December 31 immediately preceding the first Grant Date of DSUs subject to this Agreement.

Delivery of Shares in settlement of a DSU Award subject to this Agreement shall be effected by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the Shares to a brokerage account you designate, and shall be subject to compliance with all applicable legal requirements, including compliance with the requirements of applicable federal and state securities laws.

6.             Dividend Equivalents.  If a cash dividend is declared and paid by the Company with respect to its common stock, you will be credited as of the applicable dividend payment date with an additional number of DSUs (the “Dividend DSUs”) equal to (i) the total cash dividend you would have received if your then outstanding DSUs (including any previously credited Dividend DSUs) had been actual Shares, divided by (ii) the Fair Market Value of a Share as of the applicable dividend payment date (with the quotient rounded down to the nearest whole number).  Once credited to your account, Dividend DSUs will be considered DSUs for all purposes of this Agreement.

7.             Termination of Service and Future Awards.  Upon termination of your Service with the Company and all Affiliates, you will no longer be entitled to receive any additional quarterly DSU Awards pursuant to this Agreement.

8.             Change in Control.  Upon a Change in Control within the meaning of Section 2(f)(3) of the Plan, you will no longer be entitled to receive any additional quarterly DSU Awards pursuant to this Agreement.

9.             Changes in Capitalization.  If an “equity restructuring” (as defined in Section 18 of the Plan) occurs that causes the per share value of the Shares to change, the Board shall make such equitable adjustments to any DSU subject to this Agreement as are contemplated by Section 18 of the Plan in order to avoid dilution or enlargement of your rights hereunder.  The Board may make such equitable adjustments to any DSU subject to this Agreement as and to the extent provided in Section 18 of the Plan in connection with other changes in the Company’s capitalization contemplated by Section 18 of the Plan.

10.          Interpretation of This Agreement.  All decisions and interpretations made by the Board with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon you and the Company.  If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

11.          Discontinuance of Service.  Neither this Agreement nor any DSU Award subject to this Agreement shall confer on you any right with respect to continued Service with the Company or any of its Affiliates, nor interfere in any way with the right of the Company or any Affiliate to terminate such Service.

12.          DSU Awards Subject to Plan.  The DSU Awards evidenced by this Agreement (including any Grant Notifications issued hereunder) are granted pursuant to the Plan, the terms of which are hereby made a part of this Agreement.  This Agreement (including any Grant Notifications issued hereunder) shall in all respects be interpreted in accordance with the terms of the Plan.  If any terms of this Agreement or any Grant Notification issued hereunder conflict with the terms of the Plan, the terms of the Plan shall control, except as the Plan specifically provides otherwise.  This Agreement (including any Grant Notifications issued hereunder) and the Plan constitute the entire agreement of the parties with respect to the quarterly DSU Awards and supersedes all prior oral or written negotiations, commitments, representations and agreements with respect thereto.

13.          Obligation to Reserve Sufficient Shares.  The Company shall at all times during the term of this Agreement and the DSU Awards issued hereunder reserve and keep available a sufficient number of Shares to satisfy this Agreement.

14.          Binding Effect.  This Agreement shall be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

15.          Choice of Law.  This Agreement is entered into under the laws of the State of Delaware and shall be construed and interpreted thereunder (without regard to its conflict of law principles).

You and the Company have executed this Agreement as of the date specified at the beginning of this Agreement.

PARTICIPANT	STARTEK, INC.

By
Its

Exhibit A

StarTek, Inc.

2008 Equity Incentive Plan

Deferred Stock Unit Master Agreement

Grant Notification

StarTek, Inc. (the “Company”), pursuant to its 2008 Equity Incentive Plan (the “Plan”) and a Deferred Stock Unit Master Agreement (2012 Quarterly Awards) dated                           , 2011 (the “Master Agreement”) between the Company and you, the Participant named below, hereby grants to you an award of Deferred Stock Units (“Units”), each such Unit representing the right to receive one share of the Company’s common stock.  The terms and conditions of this Unit Award are set forth in this Grant Notification, the Master Agreement, and the Plan document, and these documents set forth the entire agreement between you and the Company regarding the grant to you of the number of Units shown in the table below.

Name of Participant:
Number of Units:	Grant Date:
Vesting Schedule:

Vesting Date	Percentage of Units That Vest

[Grant Date]	100%

STARTEK, INC.

By
Its